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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring  4. Issuer Name and Ticker or            6. If Amendment, Date
                                              Statement                   Trading Symbol                          of Original
                                              (Month/Day/Year)                                                    (Month/Day/Year)
    Marmaduke   Stephen     S.
----------------------------------------      6/10/98                     Hastings Entertainment, Inc. (HAST)
     (Last)     (First)     (Middle)       --------------------------  --------------------------------------  ---------------------
                                           3. IRS or Social Security   5. Relationship of Reporting            7. Individual or
    3601 Plains Blvd, Suite #1                Number of Reporting             Person to Issuer                    Joint/Group Filing
----------------------------------------      Person (Voluntary)           (Check all applicable)                 (check Applicable
               (Street)                                                                                           Line 1)
                                                                            X   Director      X   10% Owner
     Amarillo      Texas       79102                                      -----             -----                [X] Form filed by
----------------------------------------   --------------------------           Officer           Other              One Reporting
      (City)      (State)      (Zip)                                      ----- (Give title ----- (specify           Person
                                                                                below)            below)
                                                                                                                  [ ] Form filed by
                                                                       --------------------------------------         More than One
                                                                                                                      Reporting
                                                                                                                      Person
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                                                  TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
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   Common Stock                  2,645                           D
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   Common Stock                  1,381,785                       I                         By Limited Partnership
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   Common Stock                  60,840                          I                         By Wife
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====================================================================================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                        (Print or Type Responses)                                                                             (Over)
                                                                                                                     SEC 1473 (8-92)

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

FORM 3 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                     SECURITIES)

====================================================================================================================================
1. Title of Derivative    2. Date Exer-      3. Title and Amount of     4. Conversion    5. Ownership Form   6. Nature of Indirect
   Security (Instr. 4)       cisable and        Securities Underlying      or Exercise      of Derivative       Beneficial Ownership
                             Expiration         Derivative Security        Price of         Security:           (Instr. 5)
                             Date (Month/       (Instr. 4)                 Derivative       Direct (D) or
                             Day/Year)                                     Security:        Indirect (I)
                                                                                            (Instr. 5)
                          ---------------------------------------------
                             Date      Expira-                Amount or
                             Exercis-  tion      Title        Number
                             able      Date                   of Shares
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Employee Stock Option
(right to buy)             8/16/93     8/16/98   Common Stock   10             1                 D
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Employee Stock Option
(right to buy)            10/25/93    10/25/98   Common Stock   10             1                 D
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Employee Stock Option
(right to buy)             1/20/94    1/20/99    Common Stock   10             1                 D
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Employee Stock Option
(right to buy)             4/20/94    4/20/99    Common Stock    9             1                 D
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Employee Stock Option
(right to buy)             8/24/94    8/24/99    Common Stock   19             1                 D
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Employee Stock Option
(right to buy)               (1)      8/24/04    Common Stock  500            52                 D
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Employee Stock Option
(right to buy)             3/4/95     3/4/00     Common Stock   16             1                 D
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Employee Stock Option
(right to buy)             5/20/95    5/20/00    Common Stock   16             1                 D
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Employee Stock Option
(right to buy)             8/26/95    8/26/00    Common Stock   16             1                 D
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Employee Stock Option
(right to buy)               (2)      8/26/05    Common Stock  500            62                 D
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Employee Stock Option
(right to buy)            12/2/95     12/2/00    Common Stock   16             1                 D
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Employee Stock Option
(right to buy)             2/24/96     2/24/01   Common Stock   14             1                 D
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Employee Stock Option
(right to buy)             5/17/96     5/17/01   Common Stock   14             1                 D
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Employee Stock Option
(right to buy)               (3)       5/18/06   Common Stock  500            71                 D
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Employee Stock Option
(right to buy)             8/5/96      8/5/01    Common Stock   14             1                 D
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Employee Stock Option
(right to buy)             8/24/96     8/24/01   Common Stock   14             1                 D
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Employee Stock Option
(right to buy)             12/6/96     12/6/01   Common Stock   14             1                 D
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Employee Stock Option
(right to buy)             3/7/97      3/7/02    Common Stock   14             1                 D
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Employee Stock Option
(right to buy)              (4)        6/1/07    Common Stock  500            69                 D
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Explanation of Responses:

(1) Options Exercisable 1/5 on 8/24/95, 8/24/96, 8/24/97, 8/24/98 and 8/24/99.
(2) Options Exercisable 1/5 on 8/26/96, 8/26/97, 8/26/98, 8/26/99 and 8/26/00.
(3) Options Exercisable 1/5 on 5/18/97, 5/18/98, 5/18/99, 5/18/00 and 5/18/01.
(4) Options Exercisable 1/5 on 6/1/98, 6/1/99, 6/1/00, 6/1/01 and 6/1/02.
                                                                                     /s/ Dennis McGill                   6/8/98
**  Intentional misstatements or omissions of facts constitute Federal Criminal      --------------------------------   ------------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person    Date
                                                                                      Attorney-in-fact

Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (8-92)

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                               POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints each of Jeffrey G. Shrader and Dennis McGill, signing singly, the undersigned's true and lawful attorney-in-fact to:

         (1) Execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Hastings Entertainment, Inc. (the "Company"), Forms 3, 4 and 5 (and any successor or superseding forms) in accordance with
                 Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) Do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and to execute any such Form 3, 4 or 5 (and any successor or superseding forms) and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 or successor or superseding forms with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

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         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15 day of May, 1998.

                                               /s/ STEPHEN S. MARMADUKE
                                               ---------------------------------
                                               Signature


                                               Stephen S. Marmaduke
                                               ---------------------------------
                                               Printed Name




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